EXHIBIT 99
NEWS RELEASE
For Immediate Release
Contact: Jim Baumgardner (208) 331-8400
info@americanecology.com     www.americanecology.com
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   AMERICAN ECOLOGY LOWERS FIRST QUARTER OUTLOOK, REAFFIRMS FULL YEAR OPERATING
                             INCOME GROWTH GUIDANCE

  COMPANY ANTICIPATES ANNOUNCING DIVIDEND POLICY AT ANNUAL SHAREHOLDERS MEETING


     BOISE, Idaho March 14, 2005 - American Ecology Corporation [NASDAQ: ECOL] today announced that certain customers have not shipped waste as rapidly as expected to the Company's waste disposal facilities. These delays will adversely affect first quarter results, however, the Company maintains its projection of 15 percent growth in operating income for 2005.

     "While waste receipts and resulting revenue will be lower than planned for the first quarter, the Company did not lose any major projects. We expect to receive and dispose of the delayed waste shipments during the balance of 2005," stated Stephen Romano, President and Chief Executive Officer. "Our management team remains confident we will achieve 15 percent growth in operating income this year," added Romano.

     Several large cleanup projects have not shipped waste as rapidly as expected to the Company's Grand View, Idaho hazardous waste disposal facility. Shipments to its rate-regulated Richland, Washington facility have also been slower than initially projected. However, the Richland facility has a minimum revenue requirement for 2005 which management expects will be achieved. Also, the Company's hazardous waste facility in Robstown, Texas continued to experience reduced treatment business following a July 2004 fire.

     In Texas, the Company is constructing a new waste treatment building and expects to resume full treatment services late in the second quarter, at which time management expects to conclude its fire-related business interruption claim. To date, the Company has filed claims for more than $2 million for business interruption, of which approximately $431,000 was recognized in 2004.

     The Company also announced that its Board of Directors is evaluating dividend policy and is considering changing from an annual to quarterly dividend. The Company anticipates that an announcement will be made on dividend policy at its annual shareholders meeting, to be held on May 25, 2005 in Boise. "We believe our cash position and outlook supports our ability to reach our growth objectives and pay dividends to our shareholders," added Romano.


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     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions, refineries and chemical manufacturing facilities. Headquartered in Boise, Idaho, the Company is the oldest radioactive and hazardous waste services company in the United States, having operated for more than fifty years.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the Company will successfully meet its 2005 earnings estimates, receive all projected waste shipments, prevail in pending litigation, collect on pending insurance claims, or declare a quarterly dividend. For information on other factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission.

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